UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMCORE FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 1, 2007

To the Stockholders of AMCORE Financial, Inc.:

The Annual Meeting of Stockholders of AMCORE Financial, Inc., a Nevada corporation, will be held at Northern Illinois University, NIU—Rockford, 8500 East State Street, Rockford, Illinois on May 1, 2007, at 4:00 P.M., Central Daylight Time, for the following purposes:

1.	To elect four directors;
2.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditors; and
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 7, 2007 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

Stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the meeting, we would appreciate if you would complete and deliver your proxy promptly. We are pleased to be able to offer you the option of delivering your proxy by telephone or by Internet transmission in addition to the traditional method of completing, signing and mailing a proxy card. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

In accordance with proxy householding rules, only one copy of the Company’s Annual Report on Form 10-K (Annual Report) and Proxy Statement (Proxy) has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy to any stockholder at a shared address. If you wish to receive a separate copy of the Annual Report and Proxy now and/or in the future, you may write to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104 or call (815) 968-2241. Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker, provided they have determined to household proxy materials. The Company’s Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available on the Company’s Internet site at www.AMCORE.com.

For further information concerning individuals nominated as directors, the appointment of KPMG LLP as independent auditors, or the use of the proxy, you are respectfully urged to read the Proxy Statement on the following pages.

By order of the Board of Directors,

James S. Waddell

Secretary

March 15, 2007

Rockford, Illinois

AMCORE Financial, Inc.

501 Seventh Street

Rockford, Illinois 61104

March 15, 2007

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of AMCORE Financial, Inc. (the “Company” or “AMCORE”), a Nevada corporation, to be held on May 1, 2007 at 4:00 P.M., Central Daylight Time, at Northern Illinois University, NIU-Rockford, 8500 East State Street, Rockford, Illinois and any adjournment thereof, and further to inform the stockholders concerning the use of the proxy and the business to be transacted at the meeting.

The enclosed proxy is solicited by the Board of Directors of the Company (the “Board”). The proxy may be revoked at any time before it is voted. Proxies may be revoked by filing written notice of revocation with the Secretary of the Company before the meeting or by attending the meeting and voting in person. The items enumerated herein constitute the only business which the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business which may properly come before the meeting. Stockholders are entitled to one vote for each share. Only stockholders of record at the close of business on March 7, 2007 are entitled to notice of, and to vote at, the meeting.

Pursuant to the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast in the election of directors. Any action to be taken by a vote of the stockholders, other than the election of directors, must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon. In tabulating the vote, broker non-votes and abstentions will be disregarded and will have no effect on the outcome of the vote, except that abstentions are not allowed for the election of directors.

The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. This proxy statement and the accompanying proxy are first being mailed or delivered to stockholders on or about March 15, 2007.

ITEM 1—ELECTION OF DIRECTORS

In the election of the Board of Directors, stockholders are entitled to one vote for each common share owned by them for each of the director nominees. Stockholders may not cumulate their votes. As of February 1, 2007, the Company had outstanding 23,732,000 shares of common stock. Proxy votes not limited to the contrary will be cast for the election of the nominees named below, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person or persons as they shall designate.

The following sets forth the names, ages, principal occupations during the last five years and other information regarding the director nominees and those directors whose terms continue after the meeting.

There are four Class III directors to be elected at the 2007 Annual Meeting. Nominees for Class III directors whose terms will expire in 2010 are: Paula A. Bauer, Paul Donovan, Teresa Iglesias-Solomon and Gary L. Watson.

Class III Directors

Paula A. Bauer—Director since 1999

Ms. Bauer, age 52, has been Senior Vice President Global Supply Chain at Spectrum Brands, Inc. (formerly RAYOVAC Corporation, global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies and shaving and grooming products) since January 2007. She was Senior Vice President Integration at Spectrum Brands, Inc. from February 2005 until January 2007 and was previously Vice President Supply Chain at RAYOVAC Corporation.

Paul Donovan—Director since 1998

Mr. Donovan, age 59, was Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation (diversified holding company primarily providing energy services) until June 2003. At that time he became a special advisor to the Chairman of Wisconsin Energy Corporation pending his retirement from Wisconsin Energy Corporation in February 2004. He is a director of CLARCOR, Inc. (diversified manufacturer) and a director of Woodward Governor Company (manufacturer of controls for various types of engines).

Teresa Iglesias-Solomon—Director since 2006

Ms. Iglesias-Solomon, age 49, has been the Hispanic Marketing Director for Domino’s USA (national pizza chain) since January 2005. She was previously an independent marketing consultant and was President and founder of Ninos Catalog Company (direct marketing firm focused on bilingual educational products for children).

Gary L. Watson—Director since 1987

Mr. Watson, age 61, is Managing Partner, CSW & Associates, LLC (media consulting company). He retired as President—Newspaper Division, Gannett Co., Inc. in September 2005.

Those directors whose terms do not expire this year are:

Class I Directors (terms expire 2008)

John A. Halbrook—Director since 1997

Mr. Halbrook, age 61, is Chairman of the Board of Woodward Governor Company (manufacturer of controls for various types of engines). He was Chairman and Chief Executive Officer until June 2005. He has been a board member of HNI Corporation (manufacturer of office furniture and fireplaces) since May 2004.

Frederick D. Hay—Director since 1997

Mr. Hay, age 62, retired as Senior Vice President—Operations of Snap-on Incorporated (manufacturer of tools) in February 2002.

Steven S. Rogers—Director since 2005

Mr. Rogers, age 49, is Professor of Finance and Management at the J.L. Kellogg Graduate School of Management at Northwestern University. He is a board member of SuperValu, Inc. (supermarket retailer and distributor) and Oakmark Mutual Funds—Harris Associates (providers of investment advice to wealthy individuals and institutions).

Class II Directors (terms expire 2009)

Kenneth E. Edge—Director since 2000

Mr. Edge, age 61, has been Chairman of the Board of Directors since January 2003, and has been President and Chief Executive Officer and Director of the Company since July 2002. He was previously President and Chief Operating Officer of the Company. He is Chairman of the Board, President and Chief Executive Officer of AMCORE Bank, N.A. and Chairman of the Board of AMCORE Investment Group, N.A. (AIGNA). He has been President and Chief Executive Officer of AIGNA since November 2003.

John W. Gleeson—Director since 2003

Mr. Gleeson, age 60, is Senior Vice President and Treasurer of Walgreen Co. (retail drug stores). He has been a board member of The Talbots, Inc. (national specialty retailer and cataloger of apparel, shoes and accessories) since April 2004.

William R. McManaman—Director since 1997

Mr. McManaman, age 59, is Executive Vice President and Chief Financial Officer, Ubiquity Brands (manufacturer and distributor of snack foods). He was previously Senior Vice President and Chief Financial Officer of First Health Group Corporation (national managed care company serving the group health, workers’ compensation and state agency markets) from March 2004 until January 2005. Prior to that he was Executive Vice President and Chief Financial Officer of Aurora Foods, Inc. (manufacturer, marketer and distributor of both dry and frozen branded food products) from April 2002 until March 2004.

Jack D. Ward—Director since 1995

Mr. Ward, age 54, is an Attorney at Law and partner with the law firm of Reno & Zahm LLP of Rockford, Illinois.

Information Concerning the Board of Directors and Its Committees

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Board is in compliance with the requirement that the Board contain a majority of independent directors. This determination of independence was made by the entire board using the definitions of independence prescribed by the Securities and Exchange Commission (SEC) and by the National Association of Security Dealers (NASD). Each director on the Company’s Board was determined to be independent with the exception of Mr. Edge who is a Company employee. The Corporate Governance Guidelines provides that no more than two management executives may serve on the Board at the same time. The Guidelines also require the non-management directors of the Company to meet in executive session without management on a regularly scheduled basis.

The Board is in compliance with the requirement to have at least three Audit Committee members, all of whom must be independent. The members of the Audit Committee were determined to be independent under the Audit Committee independence requirements set forth by the SEC and the NASD. The independence requirements for Audit Committee members are more stringent than regular Board independence requirements. The full Board named William R. McManaman as the “Audit Committee Financial Expert” of the Audit Committee under the definition prescribed by the SEC.

The Charter of the Governance and Nominating Committee, Charter of the Audit Committee, Charter of the Compensation Committee, the Company’s Code of Ethics, Corporate Governance Guidelines and Whistle Blower Provisions are all available on the Company’s website at www.AMCORE.com/governance.

Committees of the Board of Directors

The Company has an Executive Committee whose members are Messrs. Edge, Gleeson, Halbrook, Hay and Ward. The Executive Committee exercises certain powers of the Board in the management of the Company that have been delegated to the Executive Committee by the Board. The Executive Committee did not meet during 2006.

The Company has an Audit Committee whose members are Ms. Bauer and Messrs. Gleeson, Halbrook, McManaman and Rogers, each of whom is independent as defined in Rule 4200(a)(15) of the NASD’s listing standards. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. For more information on the responsibilities of the Audit Committee, please refer to the Audit Committee Charter attached as Appendix A to this Proxy Statement. The Audit Committee held eleven meetings during 2006. A report of the Audit Committee is set forth later in this Proxy Statement.

The Audit Committee is also responsible for approving services provided by the independent auditors in accordance with the Audit and Non-Audit Services Policy. Proposed services may either (1) be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management without consideration of specific case-by-case services by the Audit Committee or (2) require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the Company’s external auditor. For both types of pre-approval, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the Sarbanes-Oxley Act of 2002 and applicable SEC and PCAOB rules on auditor independence and whether the provision of such services by the auditor would impair the auditor’s independence. In addition to the rules of the SEC relating to auditor independence, the Audit Committee takes into consideration various other relevant factors.

The Company has an Investment Committee whose members are Messrs. Donovan, Edge, Gleeson, Halbrook, McManaman and Rogers. The Investment Committee is appointed by the Board to 1) establish, review and administer the investment policies, strategies, and performance of the Company and its subsidiaries and 2) monitor compliance with such policies and strategies by the responsible employees of the Company and its subsidiaries. During 2006, the Investment Committee held four meetings.

The Company has a Compensation Committee whose members are Ms. Iglesias-Solomon, and Messrs. Donovan, Hay, Ward and Watson, each of whom is independent. The Compensation Committee is appointed by the Board to 1) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans, 2) review and discuss with management the Company’s Compensation Discussion and Analysis to be included in the Company’s proxy statement and 3) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with all applicable rules and regulations. During 2006, the Compensation Committee held seven meetings.

The Company has a Corporate Governance and Nominating Committee whose members are Ms. Bauer and Iglesias-Solomon, and Messrs. Hay, Ward and Watson, each of whom is independent. The Corporate Governance and Nominating Committee met five times during 2006. See the discussion below for more information concerning the functions of the Corporate Governance and Nominating Committee.

As of December 31, 2006, the Company had no other committees of the Board.

The Board met seven times during 2006. All directors attended at least 75% of the meetings of the Board and meetings held by all committees of the Board on which they served during the period for which they were directors in 2006. It is the Company’s policy that directors are invited and encouraged to attend the Annual Meeting of Shareholders. Eight directors were in attendance at the 2006 Annual Meeting. The Corporate Governance Guidelines adopted by the Board states that a director is expected to regularly attend meetings of the Board and committees on which such director sits. A director who is unable to attend a meeting, which it is understood will occur on occasion, is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting. All directors have complied with this requirement.

Corporate Governance and Nominating Committee

The Company has a Corporate Governance and Nominating Committee (the “Corporate Governance and Nominating Committee”). The functions of the Corporate Governance and Nominating Committee include the following:

•	identifying and recommending to the Board individuals qualified to serve as directors of the Company;

•	recommending to the Board directors to serve on committees of the Board;

•	advising the Board with respect to matters of Board composition and procedures, including compensation;

•

periodically reviewing the set of corporate governance principles applicable to the Company and adopted by the Board and recommending any desirable changes to the Board and overseeing corporate governance matters generally; and

•	overseeing the annual evaluation of the Board and the Company’s management.

The Corporate Governance and Nominating Committee is governed by a charter, a current copy of which is available on our corporate website at www.AMCORE.com under the headings “Investor Information/Corporate Governance.” A copy of the charter is also available in print to shareholders upon request, addressed to the Corporate Secretary at AMCORE Financial, Inc., 501 Seventh Street, Rockford, Illinois, 61104.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Corporate Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Corporate Governance and Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Corporate Governance and Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Corporate Governance and Nominating Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 501 Seventh Street, Rockford, Illinois 61104 and must be received by the Corporate Secretary not less than 50 days, nor more than 75 days prior to the date of the annual meeting of shareholders.

The Corporate Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Corporate Governance and Nominating Committee also seeks to have the Board represent a diversity of backgrounds, experience, gender and race.

The Corporate Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstance that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public Company. The Corporate Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates for which the firm is compensated. As described above, the committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Corporate Governance and Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance and Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance and Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board including without limitation the Chair of the Corporate Governance and Nominating Committee, Fred Hay, or the non-management directors as a group, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 501 Seventh Street, Rockford, Illinois 61104. To communicate with any of our directors electronically, shareholders should go to our corporate website at www.AMCORE.com. Under the headings “Investor Relations/Corporate Governance/Communicating with our Board,” you will find an on-line form that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website in order to send your message.

All communications received as set forth in the preceding paragraph will be opened by the office of our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Compensation of the Board of Directors

In order to more closely link directors’ pay to performance and to further align the Board’s interests with stockholders, a retainer is paid in AMCORE common stock. Each non-employee director receives a restricted stock retainer of $15,000 per year. An annual cash retainer of $7,500 is paid to the Audit Committee Chairman for duties and responsibilities associated with that position. All non-employee directors earned a fee of $1,000 for each Board and committee meeting attended during 2006 with the exception of the committee chairmen who received $3,000 for each committee meeting attended and chaired. The committee chairmen earn $3,000 for each Executive Committee meeting attended. Non-employee directors participating in specifically called telephonic committee meetings received $250 per meeting with the exception of the committee chairman who received $750 for each such meeting chaired. The Company also reimburses non-employee directors for all out-of-pocket travel expenses incurred for travel to attend Board and committee meetings.

Non-employee directors may elect to defer cash fees pursuant to the AMCORE Financial, Inc. Deferred Compensation Plan. Deferred amounts are credited to one of 11 measurement funds. Deferral amounts are credited to accounts in the name of each participating director on the Company’s books, are unsecured and are payable only in cash following termination of the director’s service to AMCORE. The value of these accounts will appreciate or depreciate based on market performance. The deferred amounts will be paid out of the general corporate assets.

In May 2006, non-employee directors each received an option grant for 2,000 shares under the AMCORE Financial, Inc. 2001 Stock Option Plan for Non-Employee Directors. Each option has an exercise price equal to the fair market value of the shares on the date the option is granted and is exercisable for ten years after the date of grant. Options vest one-third per year beginning on the first anniversary of the grant date. Upon a change in control of AMCORE, these options become immediately exercisable. Options may be exercised during the remaining option term upon resignation or retirement. The exercise price of an option may, at the non-employee director’s election, be paid in cash or with previously owned shares of common stock or a combination thereof.

Messrs. Milton R. Brown, Robert A. Doyle and Lawrence E. Gloyd and Dr. Robert A. Henry, as Director Emeriti, each receive a lifetime retainer of $10,000 per year. Non-employee directors who joined the Board prior to 1997 and have 10 years service at the time of retirement are eligible to receive a lifetime retainer. Non-employee directors not eligible for a lifetime retainer receive 650 shares of restricted common stock. These restricted shares begin vesting in year five after issuance and vest 20% each year until fully vested in year nine.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)(4)($)	Total ($)
Bauer, Paula A.	18,250	15,000	7,058		40,308
Donovan, Paul	27,500	15,000	7,058	1,266	50,824
Gleeson, John W.	20,250	16,726	7,058	81	44,115
Halbrook, John A.	35,250	15,000	7,058		57,308
Hay, Frederick D.	29,500	15,000	7,058	3,180	54,738
Iglesias-Solomon, Teresa	14,000	11,505	2,452		27,957
McManaman, William R.	21,750	15,000	7,058	515	44,323
Rogers, Steven S.	14,500	17,154	7,058		38,712
Ward, Jack D.	26,000	15,000	7,058	10,521	58,579
Watson, Gary L.	16,500	15,000	7,058	22,662	61,220

(1)	Includes stock awards in the form of restricted stock issued in lieu of a cash retainer and for directors not eligible for a lifetime retainer, as noted above. See Security Ownership of Directors and Officers for more information regarding director stock holdings as of December 31, 2006. The amounts reported include amounts recognized in the Company’s results of operations pursuant to Financial Accounting Standard 123R—Share-Based Payment (FAS 123R). Restricted shares are valued based on observable market prices on the date of issuance and are adjusted for the value impact of restrictions.

(2)	Includes amounts recognized in the Company’s results of operations pursuant to FAS 123R. Options are valued using a Black-Scholes model. Assumptions used in the calculation of options granted in 2006 include a volatility rate of 19.08%; risk free rate on the date of grant of 4.95%; expected life of 4.5 years; dividend rate of 2.51%; and, for purposes of this reported fair value, no forfeitures were included.

(3)	Messrs. Donovan, Gleeson, Hay, McManaman and Ward are participants of and have deferred fees into the Company’s Deferred Compensation Plan under which the totals in this column reflect the above market portion of earnings pursuant to that Plan. Mr. Ward’s above market deferred compensation earnings were $2,237.

(4)	Messrs. Ward and Watson are eligible to earn a lifetime retainer under a previous director retirement plan. This plan was no longer in effect for new directors beginning after 1997. The amount listed represents the change in actuarial value of these benefits accrued during the year. Mr. Ward’s change in retirement plan value was $8,284.

Compensation Committee Interlocks and Insider Participation

There were no known Compensation Committee interlocks as of the date of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy & Objectives

AMCORE’s compensation philosophy embraces the following three objectives:

—provide market competitive total remuneration to recruit, retain, motivate and reward a high caliber, diverse workforce encompassing a wide range of professional and technical talent;

—build a strong performance culture that aligns compensation with shareholder interests, reinforces specific objectives for corporate, business area unit, and individual performance consistent with AMCORE’s business strategy, and ensures that exceptional contributors are well-rewarded; and

—establish a rational approach to compensation and benefits across the Company.

The Compensation Committee of our Board of Directors provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers. Consistent with rules promulgated by the Securities and Exchange Commission, our “executive officers”, as designated by the Board of Directors, are our president, our vice-presidents in charge of principal business units, divisions, or function, and any other officers who perform policy making functions.

Five members of our Board of Directors sit on the Compensation Committee, each of whom is an independent director under the definitions of independence prescribed by the NASDAQ National Market System. The Compensation Committee’s function is described in its charter which has been approved by our Board of Directors and can be viewed at www.AMCORE.com/governance.

In considering executive compensation, the Compensation Committee engages the services of a compensation consultant. Pearl Meyer & Partners has been retained in recent years, including 2006, to assist with its review of the compensation package of the chief executive officer (CEO) and other executive officers. In addition, Pearl Meyer & Partners has assisted the Compensation Committee and the Company with additional projects, including establishment of pay packages for potential executive candidates, calculation of severance liabilities and providing information regarding trends in non-employee director compensation.

Although the Compensation Committee retains Pearl Meyer & Partners directly, Pearl Meyer & Partners also interacts with Company management, as necessary, and in particular with the CEO, the Executive Vice President and Chief Administrative Officer, and AMCORE Bank, N.A.’s Executive Vice President and Chief Human Resources Officer. These three executives also attend Compensation Committee meetings relating to executive compensation matters, but are excused from meetings when their own compensation is discussed or voted on, and only Compensation Committee members are allowed to vote on executive compensation decisions.

Specifically, decisions regarding the CEO’s compensation package are made based upon the Compensation Committee’s deliberations with input from our compensation consultant. Decisions regarding other executives are made by the Compensation Committee considering recommendations from the CEO, as well as input from the compensation consultant.

Pay levels for all executives are determined based on a number of factors, including the individual’s roles and responsibilities, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole and Company business units. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining these pay levels, the Compensation Committee considers all forms of compensation and benefits, using tools such as tally sheets to review the total value delivered through all elements of pay.

In order to determine competitive compensation practices, we rely upon compensation surveys provided to us by Pearl Meyer & Partners, an independent compensation consultant. We principally rely upon surveys of compensation practices of comparable companies, including general survey data and data developed from public filings by selected banks of comparable asset size in our region. General survey data is used both because public filings only generally provide information on the top five executive officers (so that the public data will sometimes not provide adequate matches for a certain position) and it is believed that more accurate results are obtained in all cases by giving survey data some weight. For purposes of comparability, the Compensation Committee generally looks to banks with an asset size of from 50% to 200% of the asset size of AMCORE.

For both 2006 and 2007 the following 13 companies were used for benchmarking purposes with respect to named executive officers:

First Source Corp.	MB Financial Corp.
Chemical Financial Corp.	Old National Bancorp
Citizens Banking Corp.	Park National Corp.
First Financial Bancorp Inc.	Republic Bancorp Inc.
First Midwest Bancorp Inc.	Susquehanna Bancshares Inc.
FirstMerit Corp.	Wintrust Financial Corp.
Fulton Financial Corp.

Relative to the competitive market data based on the review of public peer companies and the survey data, the Compensation Committee generally intends that the base salary, target annual incentive opportunity, and long-term incentive opportunity for each executive will be at median, but that total compensation will have an opportunity near the 75th percentile for exceptional performance when compared to targets.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value.

The level and mix of compensation that is finally decided upon is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as our discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the named executive officers’ compensation packages is within the competitive range of practices when compared to the objective comparative data.

Compensation Structure

AMCORE utilizes three main components of compensation:

•	Base Salary

•	Annual Incentive/Bonus

•	Long-Term Incentives

We utilize these particular elements of compensation because we believe that they provide a sufficient mix of compensation for executive attraction and retention, coupled with equity oriented and at-risk compensation, which is dependent on the achievement of performance goals.

For key executives, the mix of compensation is weighted toward at-risk pay (in the form of annual and long-term incentives). With respect to our Chief Executive Officer, base pay comprises approximately 35% of the value of the sum of base pay and annual and long-term incentives for 2006 and 2007. While base pay represents a higher percentage of such compensation for other executives, their pay mix is consistent with our overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation for our executives, and is aligned with our stated compensation philosophy of compensating exceptional performance at near the 75th percentile level of compensation for comparable executives, which level is developed through the benchmarking process described in the following subsection. However, the Compensation Committee has deviated from this level where appropriate to attract, retain, reward or motivate executives and may do so in the future.

Base Salary—Base salaries are set with regard to the level of the position within the Company and the individual’s current and sustained performance results. The base salary levels and any increases or decreases to those levels for each executive are reviewed each year by the Compensation Committee, and such adjustments may be based on factors such as new roles and/or responsibilities assumed by the executive, the performance of the executive’s business unit, the executive’s impact (to the extent significant) on strategic goals, and the executive’s length of service with AMCORE. Salaries are generally targeted at market median, based on the AMCORE Peer Group and relevant compensation survey data.

Base salaries for executive officers are generally set at the Compensation Committee’s November meeting and are effective for the following calendar year. With respect to Mr. Wilson, who began employment as the Company’s Chief Financial Officer on February 6, 2006, the structure of his initial employment offer was determined by the Compensation Committee after taking into account market data, the terms of Mr. Wilson’s previous employment, and the need to structure an employment package that would attract Mr. Wilson to the Company.

Annual Incentives/Bonus—Pursuant to a shareholder-approved plan, annual incentive amounts are payable contingent upon the attainment of financial targets that compare performance to budget. AMCORE sets budget targets that it believes require strong performance by the Company. For 2006, two financial targets were used to evaluate performance—diluted earnings per share (EPS) and revenue. These targets were identified as those financial targets most appropriate given the Company’s strategic plan. The analysis included the Company’s long-term growth objectives, the Company’s financial position as compared to its peers, industry economic conditions, and the need to create value for shareholders.

With respect to each executive, his or her opportunity to earn an annual incentive bonus is expressed as a percentage of his or her base salary. The percentage of base salary chosen for a particular executive reflects his or her performance and position within the Company. One-half of the performance target is based on the Company’s performance compared to the pre-established EPS target and the other half is based on the Company’s performance compared to the pre-established revenue target, with the exception that no bonus will be payable unless the Company achieves its threshold objective with respect to the EPS target.

The goals under this plan are established at three separate levels—threshold, target and maximum levels. Threshold is defined as 90% of target performance and maximum is defined as 110% of target performance with target being equal to the Company annual budget. If the threshold level is achieved, the executive will receive an award equal to 50% of the award at the targeted percentage and if performance is below the threshold level no award will be paid. If performance is at target, the executive will receive an award equal to 100% of the target opportunity. If performance is at maximum, the executive will receive an award equal to 200% of the targeted percentage. If performance is between threshold and target or between target and maximum, the payment for performance will be determined by interpolating the results between threshold and target, or between target and maximum, as the case may be. In 2006, the performance level achieved was between threshold and target at a payout level of 68.3%. The Company’s chief executive officer was eligible for a target payout of 80% of base salary while other executive officers were eligible for target payouts ranging from 40% to 50% of base salary.

Consistent with AMCORE’s desire to ensure that payments are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), which section provides certain rules governing the deductibility of compensation, the 2006 annual incentive plan provides that employees subject to Section 162(m) would be eligible to receive maximum bonuses so long as earnings per share were at least $1.50 as determined under GAAP accounting, subject to the Compensation Committee’s complete discretion to provide for a lower payment. This provision allows the Compensation Committee to award bonuses based on the criteria described above, consistent with deductibility under Section 162(m). A description of, and the Compensation Committee’s general policy relating to, Section 162(m) is provided in “Impact of Tax and Accounting” below.

Long Term Incentives—Long-term incentives are provided to executives to reward them for achieving long-term strategic goals and to provide a balance against over-emphasis on short-term results. In addition, through stock ownership, executives’ interests are aligned with shareholder value.

Commencing in 2005, the Company adopted a new long-term incentive plan. The plan has two components—the award of stock options and the award of performance units. Each performance unit is equivalent to a share of Company stock. The total number of options and performance units awarded to executives was computed by dividing the value of the executives’ awards approximately equally between performance units and stock options, using, for purposes of computing the value of the options, the most recent Black-Scholes value per option as determined pursuant to Statement of Financial Accounting Standard 123R. See Note 13 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for further information regarding option values.

Stock options awarded to executives generally have a 10-year term and are issued with per share exercise prices equal to the fair market value of the Company stock as of the date of grant. Fair market value was defined as the average of the high and low trading prices of the Company stock on the NASDAQ Stock Market on the date of grant. However, starting with options granted in 2007, options will be granted at an exercise price equal to the closing price of AMCORE stock on the date of grant. Vesting is generally over three years of continued employment at the rate of 33.3% per year starting with the first anniversary of the date of grant, with certain exceptions in the event of death, disability, retirement, or a change in control.

AMCORE generally grants options on one of two dates, depending on whether or not the recipient of the option grant is an executive officer.

With respect to executive officers, the determination of the number of options to be awarded generally occurs at the November Compensation Committee meeting. The actual award of options occurs, however, on the second business day following the day of the Company’s annual earnings press release. In 2006 the earnings press release occurred on January 19 and options were granted on January 23. With respect to other employees granted options, the grant of options occurs on the date of the May Compensation Committee meeting, at which time the number of options to be granted is decided. Exceptions to these general rules may occur in the case of newly hired employees, for whom an option grant may be made around the time of their initial employment.

With respect to the grant of options to executive officers in 2007, the determination of the number of options to be awarded occurred at the November 2006 Compensation Committee meeting. The actual award of these options occurred on January 25, 2007, the second business day after the Company issued its earnings release for the 2006 fiscal year. Additional options were granted at a later date as described under “2007 Compensation Changes.”

In 2006, executives were awarded performance units that are to be earned based on the Company’s performance over the three-year period from 2006-2008, subject, generally, to the executives’ continued employment with the Company through this period. However, in the event of the executive’s death, disability, or retirement during a performance period, the executive or his beneficiary would become entitled to a pro rata portion of the performance award based on service completed as of the applicable event.

The targets selected for the 2006-2008 performance shares were based on AMCORE’s budget for 2006, plus forecasted results for 2007 and 2008. In connection with Mr. Wilson’s employment by the Company in 2006, additional share units were awarded as described in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table.” As with the short-term incentives and bonuses, AMCORE sets budget targets that it believes require strong performance by the Company.

The number of performance units earned over this period is determined by three measures of Company performance: cumulative diluted EPS, cumulative ROE, and cumulative operating cash flow. A participant may earn from 0% to 200% of the target performance units awarded to him or her based upon results during the performance period, which are then payable in shares of Company stock. Similar to the annual incentive plan, threshold performance is defined as 90% of target performance and maximum is defined as 110% of target performance. Threshold level over the performance period results in an award equal to 50% of the target share units, and if performance is below threshold no award will be paid. If performance is at the target level, the executive will receive an award equal to the target level share units. If performance is at the maximum level, the executive will receive an award equal to 200% of the targeted share units. If performance is between threshold and target or between target and maximum, the payment for performance will be determined by interpolating the results between threshold and target, or between target and maximum, as the case may be.

Both executive officers and other employees have received grants of performance units. Performance units are considered granted as of the first day in January of the performance period to which the performance units relate.

2007 Compensation Changes—During 2006, the Compensation Committee engaged in an extensive review of the operation of the performance unit component of the long-term incentive plan, and concluded that performance units would not be granted in 2007. The value that would otherwise have been awarded as performance units for 2007 is instead being delivered to executives by (1) increasing the stock option awards by an amount representing half the value that would otherwise have been awarded in performance units and (2) increasing the target percentage opportunity under the annual incentive plan to an amount so that, if performance is at target in 2007, the additional payments under the annual incentive plan would equal the other half of the value that would have otherwise been awarded in performance units.

The issuance of stock option awards is subject to limitations on the number of shares that can be awarded under the AMCORE Stock Award and Incentive Plan. As a result, it was determined that the amount of options issued as a component of long-term incentive compensation should be decreased 25% from the amount that would have otherwise been payable absent such limitations and that the target bonus opportunities otherwise applicable to AMCORE’s executive officers should be increased by an equivalent amount. The increase in the target percentages was calculated so that, if performance were achieved at target, the payout to the executive officers under the annual incentive plan would be increased by an amount approximately equal to the 25% decrease under the long-term incentive compensation plan.

Additional options granted to executive officers in lieu of performance units were also granted. The final decision to award these options, and the actual award date both occurred at the Compensation Committee meeting on February 7, 2007. As noted previously, the exercise price for option grants beginning in 2007 has been changed from the previously used fair market value of the Company stock on the date of grant to the closing price on the date of grant.

While the general structure of the annual incentive plan remains the same for 2007 as for 2006, the target percentages were increased from 2006 because of the elimination of performance units. The Company’s chief executive officer is eligible for a target payout of 108% of base salary while other executive officers are now eligible for target payouts ranging from 58% to 86% of base salary. In addition, the Compensation Committee modified the performance targets under the Annual Incentive Plan by adding return on equity (ROE) as a performance measure. As modified, 50% of the annual incentive plan targets will be based on EPS, 25% will be based on revenues, and 25% will be based on ROE.

Assuming performance goals are met at target levels, and taking into account the revised bonus opportunities, the total cash compensation payable in the aggregate to the executive officers, generally will be approximately equal to the market median for total cash compensation payable to similarly situated executives.

Other Executive Benefits, including Perquisites and Retirement Benefits—Executives are entitled to employee benefits generally available to all full time employees (subject to fulfilling any minimum service period). This includes elements such as the vacation and health and welfare benefits generally available to all employees. In designing these elements, AMCORE seeks to provide an overall level of benefits that are competitive with those offered by similar companies in the markets in which AMCORE operates.

In addition, certain perquisites are made available to the Company’s chief executive officer and other executive officers. Further details regarding these benefits are contained in the Summary Compensation Table and accompanying footnotes.

Company employees, including executive officers, participate in the AMCORE Financial Security Plan (the “FSP”). The FSP is a tax qualified 401(k) plan, pursuant to which AMCORE matches a certain portion of employee contributions and contributes an additional amount equal to 3% of cash compensation. The maximum AMCORE contribution can amount to 7% of cash compensation, subject to certain statutory limits.

The Company provides a deferred compensation plan (the “DCP”) for senior officers, including the named executive officers, which provides participants with the opportunity to defer portions of salary and bonuses. The DCP authorizes the Company in its discretion to make supplemental Company contributions, which are used to maintain certain levels of retirement benefits and maximize the effectiveness and flexibility of compensation arrangements for participants in the FSP. The Company is currently crediting eligible officers with the contributions that would be made to the FSP, but for certain limitations imposed by the Internal Revenue Code.

On August 10, 1998, the Company entered into Executive Insurance Agreements with Messrs. Edge, Hecht and Waddell. Under these agreements, the Company purchased split-dollar and/or company owned life insurance policies to provide an informal funding mechanism for the benefits related to the Supplemental Executive Retirement Plan. The Company may terminate any such agreement and receive its interest in the life insurance policy under certain conditions, including termination of employment, but the Company may not terminate any of the agreements if such termination of employment or affiliation occurs after a change in control of the Company. The only benefit that the named executives may derive from these insurance policies is a death benefit of $1 million to the executive’s beneficiary if the executive had been actively employed at the time of death.

The Company maintains a non-qualified, unfunded supplemental pension program (the “Supplemental Executive Retirement Plan” or “SERP”) adopted May 20, 1998, for Messrs. Edge, Hecht and Waddell, which provides retirement benefits to these executives. In recent years the Company has revaluated the degree to which it is desirable to offer a program like the SERP to its executives. At the present time it has determined that alternative methods of delivering compensation to new executives are superior to participation in the SERP and has no intention to offer SERP participation in the future.

Adjustment or Recovery of Awards

The Company has no specific policies to adjust or recoup prior awards. However, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

Employment Agreements and Post-Termination Payments

The Company does not maintain employment agreements with any of its executive officers. There are no formal arrangements promising severance pay to executive officers absent a change in control, and AMCORE has the right to terminate an executive’s employment without providing any severance benefits. From time to time, severance arrangements have been negotiated for executive officers who have been terminated without cause. In these cases, in exchange for severance benefits, the executive has agreed to cooperate in any matters that may require his/her input; to refrain from competing or soliciting business or employees for one year; and to relinquish any right to bring suit against AMCORE for any cause of action.

The Company has entered into individual Transitional Compensation Agreements (“TCAs”) with its executive officers (including each named executive officer) and certain other senior officers. These agreements provide payments only in certain circumstances prior to or following a change in control of the Company. The TCAs reflect the continuing consolidation that is occurring throughout the banking industry and the Company’s conclusion that its ability to attract and retain executive officers would be enhanced by arrangements that provided benefits in the event of certain terminations subsequent to (or prior, but relating, to) a change in control. The TCAs are further described under “Executive Compensation—Potential Payments upon Termination or Change-in-Control.”

On October 18, 2006, AMCORE and Ms. Bonavia entered into the Retirement Agreement, Release, and Waiver. Pursuant to this agreement, Ms. Bonavia retired from AMCORE, effective March 9, 2007. Ms. Bonavia’s agreement is an exhibit to Form 8-K, filed on October 23, 2006 by the Company.

On February 1, 2007 AMCORE and Mr. Hecht entered into the Separation Agreement, Release, and Waiver. Pursuant to this agreement, Mr. Hecht’s last day of employment was February 1, 2007. Mr. Hecht’s agreement is an exhibit to Form 8-K, filed on February 2, 2007 by the Company.

Ms. Bonavia’s and Mr. Hecht’s agreements are further described under “Executive Compensation—Potential Payments upon Termination or Change-in-Control.”

Stock Ownership Guidelines and Hedging Policies

The Company has adopted stock ownership guidelines. The Company’s chief executive officer is expected to own company stock equivalent to three to five times annual base salary and other executive officers are expected to own stock equivalent to two to four times annual base salary. The guidelines further extend to Senior Vice Presidents and Vice Presidents at levels ranging from one to three times the executive’s annual base salary. Executives are typically given three to five years to reach the desired level and there are no formal penalties for failure to meet the guidelines.

Management annually reviews and reports to the Compensation Committee with respect to the progress of the officers toward their applicable stock ownership goals. The Company neither prohibits executives from holding Company securities in a margin account nor pledging Company securities as collateral for a loan.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants as calculated pursuant to Statement of Financial Accounting Standard 123R. These costs are expensed over the requisite service period. See Note 13 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for further information.

Section 162(m) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and the next four highest compensated officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard, while also ensuring that payments to executives are deductible under Section 162(m). AMCORE believes that Section 162(m) did not limit the deduction of any compensation paid for 2006.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in AMCORE’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by:	Jack D. Ward, Chairman Paul Donovan Frederick D. Hay Teresa Iglesias-Solomon Gary L. Watson Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of AMCORE’s Chief Executive Officer and Chief Financial Officer, as well as the three other most highly compensation executive officers (the “Named Executive Officers”) who served in such capacities during the fiscal year ended December 31, 2006:

(a)	(b)	(c )	(d)		(e)		(f)	(g)		(h)		(i)
Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Option Awards (1) ($)		Non-equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Edge, Kenneth E.	2006	540,000	176,292		321,053		295,056	484,344	(3)	110,509	(3)	1,927,254
Chairman of the Board/President/CEO

Waddell, James S.	2006	277,000	59,563		98,786		75,676	79,882	(4)	64,127	(4)	655,034
Chief Administrative Officer

Wilson, Donald H	2006	265,385	92,641	(5)	110,304	(5)	102,450	239	(5)	29,397	(5)	600,416
Chief Financial Officer

Hecht, John R. (6)	2006	283,500	59,563		66,014		77,452	8,296	(7)	59,434	(7)	554,259
AMCORE Bank, N.A. Chief Commercial Officer

Bonavia, Patricia M. (8)	2006	213,500	44,373		80,263		58,328	7,371	(9)	52,082	(9)	455,917
AMCORE Investment Group, N.A. Chief Operating Officer

(1)	Includes amounts recognized in the Company’s results of operations pursuant to FAS 123R. Options are valued using a Black-Scholes model. Assumptions used in the calculation of options granted in 2006 include a volatility rate of 19.08%; risk free rate on the date of grant of 4.32%/4.52% for Wilson; expected life of six years; dividend rate of 2.43%/2.46% for Wilson; and, for purposes of this reported fair value, no forfeitures were included. Expense related to options granted in 2006 for Messrs. Edge and Waddell and Ms. Bonavia is recognized in the year of grant since they are retirement eligible. For Messrs. Wilson and Hecht, expense is recognized over the service period, which is the same as the vesting period. The value of Mr. Hecht’s option awards includes amount for prior year grants that continued to vest in 2006.

(2)	Reflects bonuses earned in fiscal year 2006 under the Annual Incentive Plan and paid in the following fiscal year.

(3)	Reflects change in pension value and nonqualified deferred compensation earnings including $471,505 of change in the actuarial present value of Mr. Edge’s pension accumulated benefit obligation and $12,839 of above market earnings on deferred compensation. All other compensation is composed of financial planning, country club, corporate owned car, executive long-term disability, employer contribution of 3% of covered compensation to the 401(k) plan, 4% 401(k) plan matching contributions, deferred compensation company contribution of $61,780, and federal income and employment tax gross-ups totaling $8,983.

(4)	Reflects change in pension value and nonqualified deferred compensation earnings including $52,899 of change in the actuarial present value of Mr. Waddell’s pension accumulated benefit obligation benefit and $26,983 of above market earnings on deferred compensation. All other compensation is composed of financial planning, country club, other club, car allowance of $17,500, executive long-term disability, employer contribution of 3% of covered compensation to the 401(k) plan, 4% 401(k) plan matching contributions, deferred compensation company contribution of $10,920, and federal income and employment tax gross-ups totaling $4,386.

(5)	Reflects stock and option awards of 30,000 options and 5,900 performance share units (PSUs) issued in connection with his initial employment arrangement. Reflects nonqualified deferred compensation above market earnings of $239. All other compensation is composed of financial planning, country club, car allowance of $16,042, deferred compensation company contribution of $6,723, life insurance $10,100, and federal income and employment tax gross-ups totaling $3,000.

(6)	Mr. Hecht resigned from the Company effective February 1, 2007.

(7)	Reflects nonqualified deferred compensation above market earnings of $8,296. All other compensation is composed of financial planning, country club, car allowance of $17,500, executive long-term disability, employer contribution of 3% of covered compensation to the 401(k) plan, 4% 401(k) plan matching contributions, deferred compensation company contribution of $11,481 and federal income and employment tax gross-ups totaling $4,232.

(8)	Ms. Bonavia retired from the Company as of March 9, 2007.

(9)	Reflects nonqualified deferred compensation above market earnings of $7,371. All other compensation is composed of financial planning, country club, car allowance $17,500, executive long-term disability, 3% employer portion of 401(k) plan, 4% 401(k) company matching funds, deferred compensation company contribution of $5,184 and federal income and employment tax gross-ups totaling $2,853.

Grants of Plan-Based Awards

The following table sets forth information concerning option grants to the Named Executive Officers during the fiscal year ended December 31, 2006 as well as estimated future payouts under cash incentive plans.

(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Date of Committee Action	Potential payouts under Non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other option awards: Number of securities underlying options (3) (#)	Exercise or base price of option awards (3) ($/sh)	Closing Price ($)	Grant Date fair value of stock and option awards (4) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edge, Kenneth E.	1/1/2006	11/9/2005				5,200	10,400	20,800				296,452
	1/23/2006	12/13/2005							52,000	$29.890	$30.450	321,053
	1/1/2006	11/9/2005	216,000	432,000	864,000

Wilson, Donald H. (5)	2/6/2006	2/8/2006				2,000	4,000	8,000				114,020
	2/6/2006	2/8/2006				—	5,900	—				163,902
	2/6/2006	2/8/2006							60,000	$29.870	$30.090	368,130
	2/6/2006	2/8/2006	75,000	150,000	300,000

Waddell, James S.	1/1/2006	11/9/2005				1,600	3,200	6,400				91,216
	1/23/2006	12/13/2005							16,000	$30.595	$30.450	98,786
	1/1/2006	11/9/2005	55,400	110,800	221,600

Hecht, John R. (6)	1/1/2006	11/9/2005				1,600	3,200	6,400				91,216
	1/23/2006	12/13/2005							16,000	$30.595	$30.450	98,786
	1/1/2006	11/9/2005	56,700	113,400	226,800

Bonavia, Patricia M. (7)	1/1/2006	11/9/2005				1,300	2,600	5,200				74,113
	1/23/2006	12/13/2005							13,000	$30.595	$30.450	80,263
	1/1/2006	11/9/2005	42,700	85,400	170,800

(1)	Includes the amounts that may be earned with respect to fiscal 2006 under the Annual Incentive Plan.

(2)	Includes performance share units granted with a three year performance period.

(3)	Exercise price of option awards is equal to the fair market value on the date of grant, which is the average of the high and low stock trading prices on the date of grant. Options are valued using a Black-Scholes model. Assumptions used in the calculation include a volatility rate of 19.08%; risk free rate on the date of grant of 4.32%/4.52% for Wilson; expected life of six years; dividend rate of 2.43%/2.46% for Wilson; and, for purposes of this reported fair value, no forfeitures were included.

(4)	Includes option values for grants made in the current year and calculated pursuant to FAS 123R.

(5)	Mr. Wilson was granted equity incentive plan awards of 5,900 and 30,000 options pursuant to his employment with the Company. The Compensation Committee grants management the authority to negotiate executive compensation packages with the participation of Compensation Committee Chairman. Mr. Wilson was hired as CFO during 2006 and option grants previously approved by the Compensation Committee Chairman, which became effective on February 6, 2006, Mr. Wilson’s date of hire, were ratified by the Compensation Committee on February 8, 2006. The exercise price on that date is equal to the average of the high and low stock trading price on February 6, 2006. The high and low stock price on February 8, 2006 was $29.865. The equity incentive plan awards of 5,900 shares vest in three years if performance targets are met, and if performance targets are not met and executive remains employed, vesting occurs at the end of nine years.

(6)	Estimated future payouts under equity incentive plan awards will be reduced for Mr. Hecht pursuant to the terms of his separation agreement.

(7)	Estimated future payouts under equity incentive plan awards will be reduced for Ms. Bonavia pursuant to the terms of her retirement agreement.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning equity awards held by the Named Executive Officers at December 31, 2006:

(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have (2) (#)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Edge, Kenneth E.	12,000		25.5000	5/20/2008	(3)
	5,000		19.2815	5/9/2010	(3)
	25,000		20.1500	5/16/2011	(3)
	45,278		22.7050	1/10/2009	(4)
	35,399		24.5050	5/15/2009	(4)
	9,879		23.7750	5/7/2010	(5)
	14,055	4,686	23.7750	5/7/2010	(6)
	15,944	5,315	23.7600	5/9/2010	(6)
	12,966		23.8700	5/9/2010	(7)
	17,279		29.0000	8/13/2009	(7)
	15,000	30,000	29.8900	1/20/2015	(8)
		52,000	30.5950	1/23/2016	(8)
						2,627	85,824
								19,400	633,798

Wilson, Donald H.	—	60,000	29.8700	2/6/2016	(8)			9,900	323,433

Waddell, James S.	12,000		25.5000	5/20/2008	(3)
	17,000		23.4065	8/13/2009	(3)
	17,000		19.2815	5/9/2010	(3)
	17,000		20.1500	5/16/2011	(3)
	19,758		22.7050	1/10/2009	(4)
	19,358		24.5050	5/15/2009	(4)
	5,000	10,000	29.8900	1/20/2015	(8)
		16,000	30.5950	1/23/2016	(8)
						2,189	71,515	6,200	202,554

Hecht, John R. (9)	12,000		25.5000	5/20/2008	(3)
	17,000		23.4065	8/13/2009	(3)
	17,000		19.2815	5/9/2010	(3)
	17,000		20.1500	5/16/2011	(3)
	19,758		22.7050	1/10/2009	(4)
	19,358		24.5050	5/15/2009	(4)
	5,000	10,000	29.8900	1/20/2015	(8)
		16,000	30.5950	1/23/2016	(8)
						2,189	71,515	3,067	101,277

Bonavia, Patricia M. (10)	3,500		25.5000	5/20/2008	(3)
	3,500		21.8440	5/19/2009	(3)
	7,000		19.2815	5/9/2010	(3)
	7,000		20.1500	5/16/2011	(3)
	7,000		24.5050	5/15/2009	(6)
	5,250	1,750	23.7600	5/9/2010	(6)
	6,000	6,000	28.1400	5/12/2011	(6)
	4,167	8,333	29.8900	1/20/2015	(8)
		13,000	30.5950	1/23/2016	(8)
								1,267	41,382

(1)	Restricted stock units issued 1/3/2000 vest 100% on 1/3/2009.

(2)	Current actual results are above threshold but less than target, therefore, shares are reported at target.

(3)	Options vest at a rate of 25% per year beginning one year after the date of grant of the ten-year option term.

(4)	Options vest at a rate of one-third per year beginning one year after the date of grant of the seven-year option term.

(5)	Options vest at a rate of 50% per year beginning one year after the date of grant of the seven-year option term.

(6)	Options vest at a rate of 25% per year beginning one year after the date of grant of the seven-year option term.

(7)	Reload grants vest immediately and terminate on the original grant expiration date.

(8)	Options vest at a rate of one-third per year beginning one year after the date of grant of the ten-year option term.

(9)	Awards have been prorated through Mr. Hecht’s date of termination at target levels as per note (2).

(10)	Awards have been prorated through March 31, 2007 for Ms. Bonavia’s retirement at target levels as per note (2).

Option Exercises and Stock Vested

The following table reflects activity during fiscal 2006 for the Named Executive Officers of exercised stock options or vesting of restricted stock as follows:

(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edge, Kenneth E.	13,429	106,425	n/a	n/a
Wilson, Donald H.	—	—	n/a	n/a
Waddell, James S.	27,405	280,172	n/a	n/a
Hecht, John R.	16,213	170,233	n/a	n/a
Bonavia, Patricia M.	375	6,321	n/a	n/a

Pension Benefits

The Company has adopted a non-qualified, unfunded supplemental pension program, or the SERP, that is applicable to Messrs. Edge and Waddell, which provides retirement benefits by the Company on a non-contributory basis. Mr. Hecht was a participant in the SERP prior to his separation from the Company in February 2007. The Company has not formally funded these supplemental retirement benefits but records a liability in the amount of the actuarially determined present value of the retirement benefits.

The annual benefit payable at normal retirement date (age 65) under the SERP is equal to three percent of the participant’s final base salary times his number of years of service—but the plan further provides that the benefit may not exceed 70%, or be less than 45%, of final base salary. The benefits are reduced by (1) any other Company provided benefits, and (2) 50% of any applicable Social Security benefits. The benefit is payable in monthly installments for the participant’s life. There is a minimum payment period of 10 years so that, if the participant dies before 10 years have elapsed, his beneficiary will receive payments for any remaining months in the ten-year period.

Early retirement is retirement between ages 62 and 65. In the event of early retirement, the benefit otherwise payable will be reduced by the application of reasonable actuarial assumptions determined by AMCORE. If a participant’s employment is terminated for other than “cause” (as defined in the SERP) before the participant qualifies for early retirement, he will receive a lump sum payment equal to the actuarial equivalent of his retirement benefit.

The following Pension Table further describes the benefits payable to Messrs. Edge, Waddell, and Hecht at December 31, 2006. Actuarial calculations utilize a 5.75% discount rate and the RP 2000 Mortality Table.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name (#)	Number of Years Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payment During Last Fiscal Year ($)
Edge, Kenneth E.	SERP	37.39	1,183,536	—
Waddell, James S.	SERP	14.50	287,022	—
Hecht, John R.	SERP	20.63	—	—

(1)	Benefits payable noted above are assuming normal retirement. These amounts may change under different termination scenarios. See Potential Payments upon Termination or Change-in-Control for more information.

Non-qualified Defined Contribution and Other Non-qualified Deferred Compensation Plans

As reflected in the following table, some of the Named Executive Officers participate in a non-qualified deferred compensation plan.

(a)	(b)		(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance Last FYE ($)
Edge, Kenneth E.	83,173	(1)	61,780	70,808		1,124,915
Wilson, Donald H.	33,000	(2)	—	1,007		34,007
Waddell, James S.	100,825	(3)	10,920	122,267		1,836,156
Hecht, John R.	97,462	(4)	11,481	43,584	141,763	637,109
Bonavia, Patricia M.	54,128	(5)	5,184	35,447		515,254

(1)	Contributions include $53,875 of salary included in the Summary Compensation Table and $29,298 of 2005 incentive pay received in 2006.

(2)	Contributions are entirely salary included in the Summary Compensation Table.

(3)	Contributions include $88,566 of salary included in the Summary Compensation Table and $12,259 of 2005 incentive pay received in 2006.

(4)	Contributions include $84,972 of salary included in the Summary Compensation Table and $12,490 of 2005 incentive pay received in 2006.

(5)	Contributions include $32,000 of salary included in the Summary Compensation Table and $22,128 of 2005 incentive pay received in 2006.

Potential Payments upon Termination or Change-in-Control

This section describes and quantifies the payments that would be due to the Company’s named executive officers in connection with their termination, or in connection with a “change in control”, whether or not a termination has occurred. It will first describe the terms of the Transitional Compensation Agreements (TCAs) applicable to the executive officers and then quantify the potential payments that would have been made in the event that the executive officers had terminated employment as of December 31, 2006.

TCAs for Messrs. Edge, Wilson, and Waddell

The TCAs for each of Messrs. Edge, Wilson and Waddell have the following features provides that, in the event that during the three years following a “change in control” (as defined below), or under certain circumstances prior, but relating, to a change in control, the Company terminates the executive’s employment for reasons other than “cause” (as defined below) or disability or the executive terminates his employment for “good reason” (as defined below), the executive will become entitled to the following payments and benefits:

1. Within 30 days after the date of termination the executive will receive the following amounts in a lump sum cash payment:

(a) any unpaid base salary through the date of termination of his employment, the product of the executive’s “recent average bonus” (as defined below) times a fraction equal to the portion of the calendar year that has elapsed as of the date of termination, any compensation previously deferred by the executive adjusted for any earnings or losses pursuant to the applicable deferral arrangement, and any accrued but unpaid vacation pay (the total of these amounts are referred to as the “Accrued Obligations”). “Recent average bonus” for this purpose is generally the average of the annual bonuses paid to the executive during the three years preceding the year of termination;

(b) An amount equal to three times the sum of the executive’s current base salary and his recent average bonus, reduced by any other severance payments payable to the executive (the “Severance Amount”); and

(c) A separate lump-sum retirement amount equal to the difference between the amounts payable to the executive at his termination date under any retirement plan maintained for the executive and the amount that would have been payable to the executive if his employment had continued for three years after his date of termination. This provision is not in Mr. Wilson’s agreement.

2. All stock options, restricted stock, and similar awards that would have become vested solely through continued employment for a period not longer than three years after the date of termination will be deemed vested, and will, in the case of options, remain exercisable for a minimum period of one year after the executive’s date of termination of employment (or, if earlier, the stated expiration date of the option is earlier).

3. In the case of any long-term or intermediate-term incentive awards payable based on performance [over a period of more than one year], these awards will be immediately settled, based on the assumption that target performance has been achieved for the applicable performance period, but prorated to reflect the portion of the period that has elapsed through the date of the executive’s termination of employment.

4. In general, the executive will be entitled to continuation for three years of any welfare benefits provided to him and his family as of the time of termination of his employment or, if better, those benefits in effect from time to time following the termination of the executive’s employment and during the benefits continuation period, subject to any necessary modification to avoid the imposition of a 20% excise tax to the executive by reason of Section 409A, which imposes certain limitations on deferred compensation. This benefit is referred to as the “Welfare Benefit Continuation.”

5. The executive and his/her family will be entitled to continuation of “Other Benefits” for three years following the date of termination. “Other Benefits” are defined generally to include the benefits and perquisites being provided to the executive and his/her family as of the date of his termination of employment (or, if better, those benefits in effect from time to time following the termination of the executive’s employment and during the benefits continuation period), specifically including AMCORE contributions to any defined contribution plan for the benefit of the executive (both tax-qualified and otherwise), club memberships, financial planning allowance, and car allowance, subject to any necessary modification by reason of Section 409A.

The TCAs define “change in control” to generally include: (1) subject to certain exceptions, the acquisition of 15% or more of AMCORE’s common stock by a person or a group; (2) subject to certain exceptions, the Board of Directors changing its composition so that less than 50% of the directors are individuals whose election or nomination was approved by “Incumbent Directors,” which are defined to include directors at the time the TCAs were adopted, and directors approved by Incumbent Directors; (3) subject to certain exceptions, a reorganization if following such reorganization, the shareholders prior to the reorganization do not own more than 60% of common stock subsequent to the reorganization; (4) shareholder approval of a complete liquidation or dissolution of the Company; and (5) the sale or other disposition of all or substantially all of the assets of the Company.

Generally and subject to certain exceptions, the TCAs define “cause” to include (1) the willful and continued failure by the executive to substantially perform his duties after a written demand for performance has been delivered and (2) the willful engaging by the executive in conduct which is materially and demonstrably injurious to the Company. “Good reason” generally includes (1) the assignment to the executive of any duties materially inconsistent with the executive’s position prior to the change in control, including any diminution in such position, (2) any reduction in the executive’s compensation or benefits, (3) any requirement that the executive be based more than 20 miles from his location in effect immediately prior to the change in control, (4) any breach of the TCA, (5) the Company’s failure to require a successor to expressly agree to perform all the obligations of the TCA, and (6) any determination by the executive in his sole discretion after the first anniversary of the change in control that his compensation is not satisfactory.

In addition, the TCAs provide that, if any portion of the severance payment is subject to an “excise tax,” as defined in the Section 4999 of the Internal Revenue Code, by reason of the payment being an “excess parachute payment,” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay the executive a gross up payment in an amount such that after the payment by the executive of all taxes, including the excise tax imposed on the gross up payment, the executive retains the amount of the gross up payment equal to the excise tax imposed on the total payment.

As a condition to the effectiveness of the TCA, each executive has entered into a confidentiality and non-compete agreement. The non-compete provisions apply after the change of control while the executive remains an officer and for one year after termination of employment if the executive terminates within one year after the change in control. The non-compete provisions generally cover competition against AMCORE, including becoming involved in competing businesses, disturbing business relationships, soliciting employees, and similar activities. The confidentiality provisions apply for all periods and extend to confidential information, intellectual property, and related matters. In addition, the TCA contains provisions with regard to non-disparagement and cooperation with litigation. If the executive’s employment is terminated for “cause,” as defined in the TCA, AMCORE may nevertheless elect to have the confidentiality and non-compete provisions apply, in which case the executive will receive one-third of the Severance Amount described above over a 12-month period, subject to modification by reason of Section 409A.

Different provisions apply if the executive’s termination of employment is on account of death, disability, for “cause,” or a voluntary separation without “good reason,” each as defined in the TCA:

1. In the event of death or disability, AMCORE’s obligation is generally limited to payment of the Accrued Obligations, the Welfare Benefit Continuation, and the provision of the Other Benefits, as these three payments are described above, except that in the case of termination of employment due to disability, the Welfare Benefit Continuation and the provision of the Other Benefits is continued only for 12 months (rather than three years) following such termination.

2. In the event of termination for cause (except as otherwise described above), payment is limited to any unpaid base salary and any previously deferred compensation (adjusted for earnings or losses pursuant to the terms of the applicable deferral arrangement).

3. In the event of a termination by the executive other than for good reason, the executive will receive only the Accrued Obligations.

TCAs for Mr. Hecht and Ms. Bonavia

The Company had also entered into TCAs with Ms. Bonavia and Mr. Hecht. When Ms. Bonavia retired on March 9, 2007, the provisions of her TCA became inapplicable and when Mr. Hecht terminated employment on February 1, 2007, the terms of his TCA also became inapplicable. Pursuant to their departure from the Company, the following agreements were made.

Patricia Bonavia Retirement Agreement, Release, and Waiver. On October 18, 2006, AMCORE and Ms. Bonavia entered into the Retirement Agreement, Release, and Waiver. Pursuant to this agreement, Ms. Bonavia retired from AMCORE, effective March 9, 2007. Ms. Bonavia’s agreement is an exhibit to Form 8-K, filed on October 23, 2006 by the Company.

In exchange for certain undertakings by Ms. Bonavia, AMCORE has agreed to pay her $213,500 over calendar year 2007 in monthly installments, either pay or reimburse her for continuation of medical and dental benefit premiums under COBRA for 2007, and pay her car allowance and country club dues through 2007. The total value of such undertakings is calculated to be approximately $236,000.

In exchange for these payments, Ms. Bonavia entered into certain agreements, including: releasing AMCORE from any potential claims she may have against AMCORE; agreeing to various other standard covenants (such as non-disparagement, cooperation and confidentiality); and agreeing that for a period of one year following her retirement, she will neither compete against AMCORE nor solicit customers, employees, or agents of AMCORE.

John Hecht Separation Agreement, Release, and Waiver. On February 1, 2007, AMCORE and Mr. Hecht entered into the Separation Agreement, Release, and Waiver. Pursuant to this agreement, Mr. Hecht’s last day of employment was February 1, 2007. Mr. Hecht’s agreement is an exhibit to Form 8-K, filed on February 2, 2007 by the Company.

In exchange for certain undertakings by Mr. Hecht (described below), AMCORE has agreed to provide Mr. Hecht with certain benefits, the most significant of which are the following: a lump sum payment of $289,000, payment of certain welfare benefits and perquisites for a limited period of time (18 months continuation of health plan coverage, 12 months of car allowance payments, continuation of country club dues through the end of 2007, and up to $15,000 in outplacement and related services); a lump sum payment of $430,000 in satisfaction of Mr. Hecht’s benefits under the SERP; providing Mr. Hecht with a pro-rata portion of the payments that he would have been entitled to with respect to the performance shares issued to him in 2005 and 2006; and allowing Mr. Hecht to retain his cell phone and lap top computer. The total value of such undertakings is calculated to be approximately $740,000.

In exchange for these payments, Mr. Hecht entered into certain agreements, including: releasing AMCORE from any potential claims he may have against AMCORE; agreeing to various other standard covenants (such as non-disparagement, cooperation and confidentiality); and agreeing that for a period of one year following termination, he will neither compete against AMCORE nor solicit customers, employees, or agents of AMCORE.

Payments Due in the Event of Various Termination Events or a Change in Control

The following tables quantify the payments due to the named executive officers in the event of various termination events or a change in control (CIC). In each case, the termination is assumed to have occurred as of December 29, 2006, the last business day of the Company’s 2006 fiscal year. The calculation of the amounts payable is based upon the closing price of the Company’s stock on December 29, 2006, which was $32.67:

Post-Employment Payments—Kenneth E. Edge

Executive Payments and Benefits upon Termination/Change in Control (“CIC”) (1)	Retirement (2)		CIC without Termination		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$—		$—		$2,647,948		$—		$—
Other Cash Incentives
- 2006 Bonus	—		—		342,649		—		—
Long-term Incentives (3)
- Acceleration of Unvested Stock Options (4)	280,339	(5)	280,339		280,339	(5)	280,339	(6)	280,339	(6)
- Acceleration of Unvested Performance Share Units	309,287	(7)	309,287	(8)	309,287	(8)	309,287	(7)	309,287	(7)
- Acceleration of Unvested Restricted Stock/Restricted Stock Units	—		85,824		85,824		85,824		85,824
Benefits & Perquisites:
Enhanced SERP Benefits	—		—		—		—		—
Enhanced Disability Benefit (insured)	—		—		—		—		317,533	(9)
Continuation of Benefits and Perquisites	—		—		306,020	(10)(11)	—		—
Medical & Dental	—		—		57,491	(11)(12)	—		—
Supplemental Benefit (Split Dollar)	—		—		—		1,000,000		—
Retiree Medical	—		—		—		—		—
280G Tax Gross-up	N/A		—	(13)	801,724	(13)	N/A		N/A

Total	$589,626		$675,450		$4,831,282		$1,675,450		$992,983

(1)	Includes only benefits that are enhanced payments.

(2)	It is assumed that any voluntary termination by the executive or involuntary termination by AMCORE would be treated as a Retirement.

(3)	Equity awards valued at AMCORE’s closing price of $32.67 as of December 29, 2006.

(4)	Represents intrinsic value of stock options.

(5)	Options generally remain outstanding until original maturity due to the retirement provisions.

(6)	Options generally remain outstanding for a period of one year following termination by death or disability.

(7)	Values estimated based on prorated targeted 2005 and 2006 awards. Actual payments would occur at the end of the performance period based on actual performance achieved.

(8)	Values estimated based on prorated targeted 2005 and 2006 awards. Actual payments would be made upon the CIC and based on the greater of performance calculated through the quarter ending immediately prior to the date of the CIC or the Target performance shares.

(9)	Enhanced supplemental disability benefit of $8,000 per month payable until age 65. Disability pay would increase by $5,000 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 4.75%.

(10)	Value of benefits and perquisites calculated based on estimated 2007 numbers. Income tax gross-ups on perquisites estimated at $6,536.

(11)	Welfare benefits, other benefits and perquisites continue for 3 years following a termination by reason of death after a CIC and for 1 year following a termination by reason of disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(12)	Values estimated based on 2007 COBRA premiums increasing by 10% in years 2 and 3. Includes estimated income tax gross-ups of $26,244.

(13)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-1/3 of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on 12/31/2006 at each option’s intrinsic value assuming a December 29, 2006 closing stock price of $32.67.

-Parachute payments for time vesting stock options and restricted stock units were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

-Calculations assume certain performance-based pay such as performance shares and pro-rata bonus payments are, in part, reasonable compensation for services rendered prior to the CIC where applicable.

Post-Employment Payments—James S. Waddell

Executive Payments and Benefits upon Termination/Change in Control (“CIC”) (1)	Retirement (2)		CIC without Termination		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$—		$—		$1,126,180		$—		$—
Other Cash Incentives
- 2006 Bonus	—		—		98,393		—		—
Long-term Incentives (3)
- Acceleration of Unvested Stock Options (4)	61,000	(5)	61,000		61,000	(5)	61,000	(6)	61,000	(6)
- Acceleration of Unvested Performance Share Units	100,199	(7)	100,199	(8)	100,199	(8)	100,199	(7)	100,199	(7)
- Acceleration of Unvested Restricted Stock/Restricted Stock Units	—		71,515		71,515		71,515		71,515
Benefits & Perquisites:
Enhanced SERP Benefits	—		—		188,030		—		—
Enhanced Disability Benefit (insured)	—		—		—		—		283,265	(9)
Continuation of Benefits and Perquisites	—		—		204,326	(10)(11)	—		—
Medical & Dental	—		—		57,491	(11)(12)	—		—
Supplemental Benefit (Split Dollar)	—		—		—		1,000,000		—
Retiree Medical	—		—		—		—		—
280G Tax Gross-up	N/A		—	(13)	466,392	(13)	N/A		N/A

Total	$161,199		$232,714		$2,373,526		$1,232,714		$515,979

(1)	Includes only benefits that are enhanced payments.

(2)	It is assumed that any voluntary termination by the executive or involuntary termination by AMCORE would be treated as a Retirement.

(3)	Equity awards valued at AMCORE’s closing price of $32.67 as of December 29, 2006.

(4)	Represents intrinsic value of stock options.

(5)	Options generally remain outstanding until original maturity due to the retirement provisions.

(6)	Options generally remain outstanding for a period of one year following termination by death or disability.

(7)	Values estimated based on prorated targeted 2005 and 2006 awards. Actual payments would occur at the end of the performance period based on actual performance achieved.

(8)	Values estimated based on prorated targeted 2005 and 2006 awards. Actual payments would be made upon the CIC and based on the greater of performance calculated through the quarter ending immediately prior to the date of the CIC or the Target performance shares.

(9)	Enhanced supplemental disability benefit of $8,000 per month payable until age 65. Disability pay would increase by $5,000 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 4.75%.

(10)	Value of benefits and perquisites calculated based on estimated 2007 numbers. Income tax gross-ups on perquisites estimated at $3,404.

(11)	Welfare benefits, other benefits and perquisites continue for 3 years following a termination by reason of death after a CIC and for 1 year following a termination by reason of disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(12)	Values estimated based on 2007 COBRA premiums increasing by 10% in years 2 and 3. Includes estimated income tax gross-ups of $26,244.

(13)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-1/3 of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on 12/31/2006 at each option’s intrinsic value assuming a December 29, 2006 closing stock price of $32.67.

-Parachute payments for time vesting stock options and restricted stock units were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

-Calculations assume certain performance-based pay such as performance shares and pro-rata bonus payments are, in part, reasonable compensation for services rendered prior to the CIC where applicable.

Post-Employment Payments—Donald H. Wilson

Executive Payments and Benefits upon Termination/ Change in Control (“CIC”) (1)	Voluntary Termination	Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Good Reason		CIC without Termination		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$—	N/A	$—	$—		$—		$900,000		$—		$—
Other Cash Incentives
-2006 Bonus	—	N/A	—	—		—		—		—		—
Long-term Incentives (2)
-Acceleration of Unvested Stock Options (3)	—	N/A	—	—		168,000		168,000	(4)	168,000	(5)	168,000	(5)
-Acceleration of Unvested Performance Share Units	—	N/A	—	59,826	(6)	100,386	(7)	100,386	(7)	100,386	(8)	100,386	(8)
-Acceleration of Unvested Restricted Stock/Restricted Stock Units	N/A	N/A	N/A	N/A		N/A		N/A		N/A		N/A
Benefits & Perquisites:
Enhanced SERP Benefits	N/A	N/A	N/A	N/A		N/A		N/A		N/A		N/A
Enhanced Disability Benefit (insured)	—	N/A	—	—		—		—		—		585,099	(9)
Continuation of Benefits and Perquisites	—	N/A	—	—		—		244,725	(10)(11)	—		—
Medical & Dental	—	N/A	—	—		—		84,798	(11)(12)	—		—
Supplemental Life Insurance	—	N/A	—	—		—		—		500,000		—
Retiree Medical	N/A	N/A	N/A	N/A		N/A		N/A		N/A		N/A
280G Tax Gross-up	—	N/A	N/A	N/A		—	(13)	408,771	(13)	N/A		N/A

Total	$—	N/A	$—	$59,826		$268,386		$1,906,680		$768,386		$853,486

(1)	Includes only benefits that are enhanced payments.

(2)	Equity awards valued at AMCORE’s closing price of $32.67 as of December 29, 2006.

(3)	Represents intrinsic value of stock options.

(4)	Options remain outstanding for 3 months following termination of employment.

(5)	Options remain outstanding for a period of one year from termination by death or disability.

(6)	Values estimated based on 5,900 Performance Share awards granted upon hiring date with payout prorated for period of employment. Achievement assumed met at target level performance. Actual payments would occur at the end of the performance period and only in the event target or better performance is achieved.

(7)	Values estimated based on 9,900 Performance Share awards with payout based on target level achievement prorated for period of employment. Actual payments would be made upon the CIC and based on the greater of performance calculated through the quarter ending immediately prior to the date of the CIC or the Target performance shares.

(8)	Values estimated based on prorated targeted 2005 and 2006 awards. Actual payments would occur at the end of the performance period based on actual performance achieved.

(9)	Enhanced supplemental disability benefit of $4,000 per month payable until age 65. Disability pay would increase by $6,250 per month if deemed catastrophic benefit (loss of two or more daily activities of living). Excluding the catastrophic benefit, disability amount has been present valued using a monthly interest rate equivalent to an annual rate of 4.75%.

(10)	Value of benefits and perquisites calculated based on estimated 2007 numbers. Income tax gross-ups on perquisites estimated at $3,000.

(11)	Welfare benefits, other benefits and perquisites continue for 3 years following a termination by reason of death after a CIC and for 1 year following a termination by reason of disability following a CIC, however no other CIC termination benefits are payable in these circumstances.

(12)	Values estimated based on 2007 COBRA premiums increasing by 10% in years 2 and 3. Includes estimated income tax gross-ups of $38,710.

(13)	Each Executive’s Transitional Compensation Agreement provides for an associated “excise tax gross-up” to the extent any change in control payment triggers the golden parachute excise tax provisions under Sections 280G and 4999 of the Code. The following major assumptions were used to estimate executive excise taxes and associated tax gross-ups:

-1/3 of the executive’s severance payment has been treated as allocable to the performance of the Confidentiality and Noncompete Agreement provisions provided in his Transitional Compensation Agreement for the termination scenario.

-Options are assumed cashed out on 12/31/2006 at each option’s intrinsic value assuming a December 29, 2006 closing stock price of $32.67.

-Parachute payments for time vesting stock options were valued using Treasury Regulation Section 1.280G-1 Q&A 24(c).

-Calculations assume certain performance-based pay such as performance shares and pro-rata bonus payments are, in part, reasonable compensation for services rendered prior to the CIC where applicable.

Security Ownership of Directors and Officers

The following tabulation sets forth the number of common stock of the Company beneficially owned by each of the directors and nominees for election to the Board, by each named executive officer employed by the Company, and by all directors and officers as a group as of February 1, 2007 and the percentage that these shares bear to the total common stock outstanding on that date.

Name of Beneficial Owner	Amount of Shares Beneficially Owned (1)		Percent of Class
Bauer, Paula A.	15,146	(2)(3)	*
Bonavia, Patricia M.	62,514	(3)(4)(5)(6)	*
Donovan, Paul	13,013	(2)(3)	*
Edge, Kenneth E.	299,220	(2)(3)(4)(7)(8)	1.26%
Gleeson, John W.	8,628	(2)(3)	*
Halbrook, John A.	20,806	(2)(3)	*
Hay, Frederick D.	19,473	(2)(3)	*
Hecht, John R.	152,341	(2)(3)(4)(5)	0.64%
Iglesias-Solomon, Teresa	2,218	(2)	*
McManaman, William R.	27,555	(2)(3)	*
Rogers, Steven S.	4,430	(2)(3)	*
Waddell, James S.	173,704	(2)(3)(4)(6)	0.73%
Ward, Jack D.	28,503	(2)(3)	*
Watson, Gary L.	34,820	(2)(3)(6)	*
Wilson, Donald H.	20,000	(3)	*
All executive officers and directors (18 persons)	945,270	(2)(3)(4)(5)(6)(7)(8)	3.98%

*	The amount shown is less than 1/2% of the outstanding shares of such class.

(1)	The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein.

(2)	Includes shares of restricted stock granted by the Company as follows: Ms. Bauer—970 shares, Ms. Iglesias-Solomon—2,179, Messrs. Donovan—583 shares, Edge—2,627 shares, Gleeson—2,179 shares, Halbrook—1,501 shares, Hay—1,405 shares, Hecht—2,189 shares, McManaman—1,919 shares, Rogers—1,852 shares, Waddell—2,189 shares, Ward—1,393 shares, Watson—544 shares and all executive officers and directors—21,530 shares.

(3)	Includes shares which such person has a right to acquire within sixty days through the exercise of stock options as follows: Ms. Bauer—8,750 shares, Ms. Bonavia—51,917 shares, Messrs. Donovan—10,250 shares, Edge—240,134 shares, Gleeson—5,000 shares, Halbrook—11,500 shares, Hay—10,750 shares, Hecht—117,450 shares, McManaman—12,250 shares, Rogers—2,000 shares, Waddell—117,450 shares, Ward—12,250 shares, Watson—12,250 shares, Wilson—20,000 shares and all executive officers and directors—688,896 shares.

(4)	Includes shares held in trust with power to vote but without investment authority as follows: Ms. Bonavia—7,303 shares, Messrs. Edge—17,519 shares, Hecht—13,137 shares, Waddell—9,282 shares and all executive officers and directors—52,878 shares.

(5)	Includes shares held individually by certain family members of the directors and officers as follows: Ms. Bonavia—1,000 shares, Mr. Hecht—19,565 shares, and all executive officers and directors—20,565 shares.

(6)	Includes shares held in trusts of which such persons are trustees having sole voting and investment power as follows: Ms. Bonavia—400 shares, Messrs. Waddell—44,692 shares and Watson—703 shares and all executive officers and directors—45,795 shares.

(7)	Includes shares held in joint tenancy with the spouses of certain of the directors and executive officers as to which voting and investment power is shared as follows: Mr. Edge—38,830 shares and all executive officers and directors—38,830 shares.

(8)	Includes shares pledged by Mr. Edge—24,908 shares and all executive officers and directors—24,908 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Exchange Act, the Company’s officers, directors and holders of more than five percent of the Company’s common stock are required to file reports of their trading in equity securities of the Company with the SEC, the Company and the NASDAQ Stock Market LLC. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Forms 3, 4 or 5 were required for those persons, the Company believes that during 2006 its officers, directors and more than five percent stockholders filed the reports required by Section 16 on a timely basis.

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership of the Company’s common stock with respect to all persons/owners, other than those listed above, known to the Company as of February 1, 2007 to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Interest (1)		Percent of Class
AMCORE Investment Group, N.A 501 Seventh Street, Rockford, IL 61104	1,625,001	(2)(3)	6.85%

Wachovia Corporation One Wachovia Center, Charlotte, NC 28288-0137	1,243,757	(4)	5.24%

(1)	The information contained in this column is based upon information furnished to the Company by the persons/owners named above or obtained from records of the Company.

(2)

Includes 1,625,001 shares held by nominees acting on behalf of AMCORE Investment Group, N.A. Excludes 796,880 shares held as trustee of various trusts over which AMCORE Investment Group, N.A. has neither voting nor investment power, and as to which beneficial ownership is disclaimed on these shares. The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power—1,415,161 shares, shared voting power—no shares, no voting power—209,840 shares, sole investment power—1,237,753 shares, shared investment power—379,582 shares and no investment power—7,666 shares.

(3)	Although there is no affirmative duty or obligation to do so, it is the general practice of AMCORE Investment Group, N.A. to solicit the direction of trust beneficiaries or grantors with regard to the voting of shares held in trust on all issues that are subject to vote by proxy. The shares are then voted as directed by the trust beneficiary or grantor. If no direction is received, the shares are not voted.

(4)	Includes 1,243,757 shares held by nominees acting on behalf of Wachovia Corporation. The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power—1,243,757 shares, shared voting power—no shares, no voting power—no shares, sole investment power—1,239,757 shares, shared investment power—4,000 shares, no investment power—no shares based on December 31, 2006 information obtained from SEC Schedule 13G filing by Wachovia Corporation.

Report of the Audit Committee

The Board of Directors has a written Audit Committee Charter (see Appendix A to this Proxy Statement) and an Audit and Non-Audit Services Policy (the “Services Policy”). For more information about the Services Policy and the pre-approval of audit and non-audit services, please see the discussion of the Audit Committee’s responsibilities under Information Concerning the Board of Directors and Its Committees—Committees of the Board of Directors. The requirements of the Audit Committee Charter have been met. The Audit Committee has designated Director William R. McManaman as Audit Committee Financial Expert.

The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with management and the Company’s independent auditors (KPMG LLP), including “critical” accounting policies and practices. The Audit Committee has received and discussed a report from KPMG LLP containing the matters required for discussion by Statement on Auditing Standards No. 61. The Audit Committee has also reviewed a report and discussed with KPMG LLP its independence as required by Independence Standard No. 1, as amended, by the Independence Standards Board.

Management is responsible for the Company’s financial reporting processes, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those consolidated financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing reviews or procedures. We are not employees of the Company and we are not professionally engaged in the practice of auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements.

Based upon the foregoing reviews and discussions with management and the independent auditors, the Audit Committee has recommended to the Board that the Company’s audited consolidated financial statements and the independent auditors’ report thereon, dated March 15, 2007, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

John A. Halbrook, Chairman

Paula A. Bauer

John W. Gleeson

William R. McManaman

Steven S. Rogers

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2006 and 2005, and fees billed for other services rendered by KPMG LLP during those periods:

	2006	2005
Audit Fees (1)	$516,920	$419,300
Audit-related Fees (2)	55,200	42,800
Tax Fees (3)	21,000	20,000
All Other Fees (4)	—	—

Total (5)	$593,120	$482,100

(1)	Audit fees consisted of fees for professional services performed by KPMG LLP for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in the Company’s 10-Q filings, audit of internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consisted of fees for assurance and related services performed by KPMG LLP. This includes employee benefit plan audits, audits in connection with internal control reviews and attest services that are not required by statute or regulation, and consulting on financial accounting and reporting standards.

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning.

(4)	All other fees include fees for services not included in the other three categories.

(5)	The Audit committee pre-approved 100% of the services for both 2006 and 2005. For further information, see discussion of the Audit Committee’s pre-approval policies and procedures contained in “Committees of the Board of Directors.”

TRANSACTIONS WITH MANAGEMENT

Directors and principal officers of the Company and their associates were customers of, and had transactions with, the Company’s subsidiaries in the ordinary course of business during 2006. Comparable transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships with the Company’s directors and principal officers were made in the ordinary course of business, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons, and, in the opinion of management of the Company, did not involve more than the normal risk of collectability or present other unfavorable features. Transactions with directors and principal officers are processed following the terms and conditions of the Federal Reserve System Regulation O, 12 C.F.R. 215 - Loans to Executive Officers, Directors and Principal Shareholders of Member Banks. All transactions are processed following standard Company approval processes and reviewed, approved or ratified as needed by the Chief Credit Officer, Directors Loan Committee or the AMCORE Bank Board of Directors.

As of December 31, 2006, various directors and officers of the Company were indebted to the Company’s subsidiaries in the amount of approximately $13.0 million. This amount represents 0.33 percent of the Company’s subsidiaries’ outstanding loans and 3.26 percent of the Company’s stockholders’ equity as of that date. The maximum aggregate amount of their indebtedness to the Company’s subsidiaries during 2006 was $15.7 million. As of December 31, 2006, associates of directors and officers of the Company were indebted in the amount of $164,999 to the Company’s subsidiaries. Further, the Company’s subsidiaries have additional committed, but unfunded, lines of credit of $1.7 million to associates of directors and officers of the Company. The maximum aggregate amount of such associates’ indebtedness to the Company’s subsidiaries during 2006 was $430,813.

ITEM 2—APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP, an independent registered public accounting firm has been preliminarily appointed to serve as the independent auditors for the Company and subsidiaries for the fiscal year ending December 31, 2007. This appointment is being submitted to the stockholders for ratification. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to have the opportunity to make any statements they consider appropriate. In the event the stockholders do not ratify the appointment of KPMG LLP, the selection of independent auditors will be determined by the Audit Committee and the Board after careful consideration.

Services rendered by KPMG LLP during 2006 included the audit of the annual consolidated financial statements, audit of internal control over financial reporting, review of unaudited quarterly consolidated financial statements, assistance with SEC filings, employee benefit plan audits and audits in connection with internal control reviews, review of corporate tax returns and consultations in connection with various tax and accounting-related matters.

During 2006, the Board reviewed and approved in advance or ratified the scope of all of KPMG LLP’s professional services rendered to the Company and related entities.

The Audit Committee is currently seeking proposals from a variety of public accounting firms, including KPMG LLP, to serve as the independent auditors for the Company and subsidiaries for the fiscal year ending December 31, 2007. The Audit Committee will select new independent auditors, or retain the services of KPMG LLP, after carefully considering all proposals submitted and conducting interviews with representatives from the various public accounting firms.

Subject to the foregoing, the Board of Directors unanimously recommends a vote FOR ratification of KPMG LLP as independent auditors for the year 2007.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Nominations for the Board of Directors

The Company’s Bylaws provide that the notice of proposed stockholder nominations for the election of directors must be timely and given to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting. The date of an annual meeting of stockholders may be obtained from the Secretary of the Company when determined by the Board of Directors.

Notice to the Company from a stockholder who proposes to nominate a person at the annual meeting of stockholders for election as a director must contain certain information about that person, as described in the “Director Nomination Process” section earlier in this Proxy Statement. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee’s eligibility to serve as director. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

Other Proposals

Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the Proxy Statement for the 2008 Annual Meeting, the Company must receive them no later than November 15, 2007. Such proposals should be directed to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104. Proposals to be considered from the floor of the 2008 Annual Meeting must be received no later than April 29, 2008.

By order of the Board of Directors,

James S. Waddell

Secretary

APPENDIX A

AMCORE FINANCIAL, INC.

AUDIT COMMITTEE CHARTER

Revised: August 11, 2006

I. Purpose of the Committee

The Audit Committee is appointed by the Board of Directors of AMCORE Financial, Inc. (the “Company”) to monitor: 1) the integrity of the financial reporting process and systems of internal control over financial reporting of the Company; 2) the compliance by the Company with legal and regulatory requirements; and 3) the independence and performance of the Company’s internal and external auditors.

The Audit Committee has the responsibilities and powers set forth in this Charter. The Committee’s responsibility is one of oversight. The responsibility for the completeness and accuracy of the financial statements rests with the Company’s management. It is the responsibility of the Company’s auditors to perform an audit of the Company’s financial statements and to express an opinion on such financial statements. In fulfilling their responsibilities hereunder, each member of the Committee may rely on (i) the integrity of those persons and organizations within and outside the Company from which he or she receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) representations made by the Company’s management as to any information technology, internal audit and other non-audit services provided by the Company’s auditors. The Company shall provide appropriate funding, as determined by the Committee, for compensation to the Company’s auditors, to any advisors that the Committee may engage and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

II. Composition of the Committee

The Audit Committee shall be comprised of at least three and not more than six directors, each of whom shall in the judgment of the Board meet the independence, experience, literacy and expertise requirements of the NASD, the Sarbanes-Oxley Act of 2002 (the “Act”), the SEC, and such other regulatory agencies to which the Company may be subject. No member of the Committee shall have participated in the preparation of the financial statements of the Company at any time during the three years prior to the date of such financial statements. One member shall be designated in the judgment of the Committee as the “financial expert” of the Committee as such term is defined by the rules and regulations promulgated by the SEC pursuant to the Act.

It is the preference of the Board that Audit Committee members shall not simultaneously serve on the audit committee of more than two other public companies. Where this exists, the members of the Audit Committee and the full Board will need to determine that such simultaneous service would not impair the ability of the member to serve on the Company’s Audit Committee and disclose this determination in the proxy statement.

The members of the Committee shall be elected annually to one-year terms by majority vote of the full Board at the first meeting of the Board to be held following the annual meeting of stockholders. Vacancies on the Committee, when filled, shall be filled by majority vote of the full Board at the next meeting of the Board following the occurrence of the vacancy. Any member of the Committee may be removed at any time with or without cause by resolution adopted by a majority of the full Board.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

III. Meetings and Procedures

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. The Committee shall meet as provided by its rules, which shall be at least three times annually or more frequently as circumstances require. The Board shall designate one member of the Committee as its Chairperson. Special meetings of the Committee may be called by any member thereof upon not less than two days’ notice stating the place, date and hour of the meeting, which notice may be written or oral. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting and action of the Committee shall be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Board. The Director of Internal Audit & Compliance shall be responsible for recording minutes of meetings, including executive sessions.

IV. Committee Responsibilities

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Review the Company’s annual audited financial statements prior to filing. Discuss with management and the independent auditors significant issues regarding accounting principles, critical accounting policies, accounting practices, and related judgments, and recommend to the Board whether the audited annual statements should be included in the Company’s Form 10-K.

3.	Be available (or designate the Chairman of the Audit Committee to be available) at the request of either the independent auditors, management, or the Board, to discuss the Company’s quarterly financial results either before earnings release or filing as considered appropriate in the circumstances.

4.	Participate as needed in meetings with management, the internal auditor and the independent auditors to review the Company’s major financial risk exposures (meaning the financial reporting process and the safeguarding of assets) and the steps management has taken to monitor and control such exposures.

5.	Review significant findings reported by the independent auditors and the internal auditor together with management’s response.

6.	Appoint the Company’s independent auditor, including approval of its compensation, which firm is ultimately accountable to the Audit Committee.

7.	Review the selection of independent auditor every five years or as appropriate, as determined by the Committee, which may include obtaining proposals from qualified alternative independent auditors.

8.	Receive and review the appropriate annual engagement letter and approve the fees and compensation to be paid to the independent auditor for the annual audit and quarterly reviews.

9.	Review with the independent auditor the audit plan and approve all audit services to be provided by the independent auditor thereunder.

10.	Review, periodically, the Committee’s policy regarding the engagement of the Company’s independent auditor or other accounting firms and review and approve all services to be provided by the independent auditor or such other accounting firms in accordance with such policy.

11.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 and 90 relating to the conduct of the audit. Such review should also include:

(a)	Any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b)	Any management letter provided by the auditor and the Company’s response to that letter.

(c)	Any changes required in the planned scope of the internal audit.

(d)	The internal audit vendor responsibilities.

(e)	Selection of new or changes to accounting policies or a change in the application of existing accounting policies.

(f)	Significant estimates, judgments and uncertainties in management’s preparation of financial statements.

(g)	Unusual transactions.

12.	Attempt to resolve all disagreements between the Company’s independent auditors and management regarding financial reporting.

13.	On an annual basis (or more often if considered necessary), receive from the independent auditor the letter required by Independence Standards Board Statement No. 1 (and any related amendments), discuss with the independent audit firm all significant relationships they have with the Company that could impair their independence in accordance with Statement on Auditing Standard No. 60.

14.	Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor.

15.	Review the Annual Audit Plan for the internal audit firm and its performance under said plan, pursuant to its engagement.

16.	Assure preparation of the report required by the rules of the SEC to be included in the Company’s annual proxy statement and such other reports as required.

17.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct as reported to the Committee by regulatory agencies, external and internal auditors and legal counsel.

18.	Review and approve all related party transactions disclosable pursuant to Item 404(a) of Regulation S-K.

19.	Review with the Company’s legal counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

20.	Meet as needed with the Chief Executive Officer, Chief Financial Officer, the Director of Internal Audit & Compliance, the co-sourced internal auditing firms and/or the independent auditor in executive sessions.

21.	Annually designate and disclose a member of the Committee as the “financial expert” for the Committee.

22.	Assure procedures are developed and in place for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, conduct investigations, to address disagreements, if any, between management and the independent auditor or to address compliance with laws and regulations and the Company’s Code of Conduct.

23.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V. Evaluation of the Committee

The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance.

The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI. Investigations and Studies: Outside Advisers

The Audit Committee shall have the authority, to conduct any investigation appropriate to fulfilling its responsibilities and to retain, without need of approval of the engagement by the Board or management and at Company expense, special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company, the Company’s outside counsel, the internal audit firm, or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Chief Administrative Officer is designated the bank auditor and acts as the liaison between the Audit Committee and the outsourced internal audit function.

Adopted by the Audit Committee on August 11, 2006.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 1, 2007

4:00 P.M. (CDT)

Northern Illinois University

NIU - Rockford

8500 East State Street

Rockford, IL 61108

proxy

Proxy Solicited on Behalf of the Board of Directors of AMCORE Financial, Inc. for the Annual Meeting on May 1, 2007.

The undersigned holder of Common Stock of AMCORE Financial, Inc. hereby appoints Kenneth E. Edge and James S. Waddell or each of them, acting in the absence of the others, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of AMCORE Financial, Inc. to be held at Northern Illinois University, NIU – Rockford, 8500 East State Street, Rockford, Illinois at 4:00 p.m. (CDT), on May 1, 2007 or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

See reverse to vote.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on April 30, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/amfi/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on April 30, 2007.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to AMCORE Financial, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

AMCORE Financial, Inc. 2007 Annual Meeting.

1. Election of directors:	01 Paula A. Bauer	03 Teresa Iglesias-Solomon	☐	Vote FOR	☐	Vote WITHHELD
	02 Paul Donovan	04 Gary L. Watson		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of KPMG LLP as independent auditors.	☐ For ☐ Against ☐ Abstain

Address Change? Mark Box	☐	Will attend annual meeting	☐
Indicate changes below:				Date _________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.